Exhibit 99

FOR IMMEDIATE RELEASE

Artisanal Brands, Inc. Announces New Headquarters Location and First Company-owned Store

New York, NY – October 2, 2013 – Artisanal Brands, Inc. (OTCQB:AHFP) (“Artisanal” or “the Company”), a marketer and distributor of specialty, artisanal and farmstead cheeses and other specialty food products, today announced that it has signed a long-term lease on a new Artisanal Cheese Center in New York City with cheese aging caves, production and office facilities, as well as the first retail outlet to be owned and managed by the Company. The new location, The Falchi Building in Long Island City, Queens, is owned and operated by Jamestown, a nationwide real estate investor and manager of major commercial properties, including the successful Chelsea Market in Manhattan.

Daniel W. Dowe, President and Chief Executive Officer of Artisanal said, “Our search for a new location took two years to complete as we sought a multiple-use facility that could accommodate our entire operation and provide us with a retail outlet. This will be the first retail location operated by Artisanal and will give us a unique opportunity to showcase our premium-quality products and add a new revenue stream. Long Island City and bordering neighborhoods are vibrant communities that we look forward to serving. The entire Jamestown team has been very supportive and we are pleased to have a role in making this property an exciting venue.”

Located just a short walk from Court Square, The Falchi Building occupies a full city block at the epicenter of robust development in Long Island City. Jamestown has completed a multi-million dollar capital improvement program for the historic 657,660-square-foot, mixed-use office building. Upgrades include a façade and lobby renovation, along with new furniture, art installations and a Citi Bike share station, providing unrivaled amenities surrounding offices and institutions in the area.

About Artisanal Brands, Inc.

Artisanal Brands Inc. markets Artisanal Premium Cheese’s line of specialty, artisanal and farmstead cheese products, as well as other related specialty food products under its own brand, to food wholesalers and retailers, and directly to consumers through its catalogue and website, www.artisanalcheese.com. Artisanal Brands, Inc. is based in New York City and its customers include The Four Seasons, Hyatt, Neiman Marcus, The Wine Enthusiast, the American Express Wine Connoisseurs Club, as well as exclusive wine and liquor retailers in New Jersey and Connecticut.

About Jamestown:

Founded in 1983 with headquarters in Atlanta, Ga. and Cologne, Germany and offices in Boston, Ma., New York City, San Francisco, Ca. and Washington, D.C., Jamestown is a leader in acquisitions and value added management. Over 30 years, Jamestown has generated approximately $8 billion in strategic investments. The company is focused across the risk spectrum with core, core-plus and opportunistic funds in two primary markets: 24-hour cities and Sunbelt markets with strong demographic growth. For more information, visit www.jamestownlp.com.

Safe Harbor Statement:

Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OF THE COMPANY.

Investor and Media Contact	Company Contact
Alan Oshiki Taylor Rafferty (212) 889-4350 artisanal@taylor-rafferty.com	Daniel W. Dowe Artisanal Premium Cheese (212) 871-3150 ddowe@artisanalcheese.com